EXHIBIT 99.1 PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 25, 2002

FOR IMMEDIATE RELEASE

John M. Morphy, Chief Financial Officer or Jan Shuler 585-383-3406

Access the Webcast of the Paychex, Inc. Year-End and Fourth Quarter Earnings Release Conference Call
        scheduled for June 25, 2002 at 10:30 a.m. Eastern Time at www.paychex.com at the Investor Relations home page

Paychex, Inc. news releases, current financial information, related SEC filings and Investor Relations presentation are accessible at the same Web site

PAYCHEX, INC. REPORTS RECORD YEAR-END AND
FOURTH QUARTER RESULTS

ROCHESTER, NY, June 25, 2002 — Paychex, Inc. (NASDAQ:PAYX) today announced net income of $68.7 million, or $.18 diluted earnings per share, for the quarter ended May 31, 2002, a 1% increase over net income of $67.8 million, or $.18 diluted earnings per share, for the same period last year. Total revenues were $244.3 million, a 7% increase over $228.6 million for the fourth quarter last year.

For the twelve months ended May 31, 2002, the Company reported record net income of $274.5 million, or $.73 diluted earnings per share, an 8% increase over $254.9 million, or $.68 diluted earnings per share, for the same period last year. Total revenues were $954.9 million, an increase of 10% over $869.9 million for the same period last year.

ECONOMIC CONDITIONS
The Company began to experience the effects of the economic recession during the first quarter of fiscal 2002, and these effects continued throughout the year. In response to the declining economic conditions, the Federal Reserve lowered the Federal Funds rate eleven times for a cumulative 475 basis point reduction. The last reduction in the Federal Funds rate occurred in December 2001. The short- and long-term effects of changing interest rates are disclosed in detail in the Company’s financial statements and recent SEC filings, which are accessible on the Company’s Web site at www.paychex.com.

In addition to the effects of volatile interest rates, the impact of a recessionary economy has resulted in a lower number of checks per client, as existing clients reduce their work forces. During the fourth quarter of fiscal 2002, the Company experienced a 3.0% year-over-year decline in checks per client compared to 4.8% in the third quarter, 4.3% in the second quarter and 2.6% in the first quarter. For the full year fiscal 2002, checks per client declined 3.7%. During the recession of the early 1990’s, the Company experienced a total reduction in checks per client of approximately 3%.

Despite these factors, income before taxes remained strong at 41% of revenues for the twelve months of fiscal 2002, compared with 42% for the same period last year. The Company estimates that if the interest rates and checks per client conditions experienced in fiscal 2000 had continued throughout fiscal 2001 and fiscal 2002, net income growth in fiscal 2001 would have been approximately 25% compared with actual growth of 34%, and net income growth in fiscal 2002 would have been approximately 20%.

SERVICE REVENUES
For the quarter ended May 31, 2002, service revenues, which are comprised of the Payroll and Human Resource and Benefits product lines, were $230.5 million, an increase of 12% over $206.0 million for the prior year quarter. For the twelve months ended May 31, 2002, service revenues were $892.2 million, an increase of 13% over $786.5 million for the same period last year.

Payroll service revenue increased 10% to $196.5 million from $179.2 million for the prior year fourth quarter. For the twelve-month period, Payroll service revenue increased 12% to $770.2 million from $688.7 million for the prior year period. The increases in Payroll service revenue reflect growth in the client base, increased utilization of ancillary services and price increases. As of May 31, 2002, 85% of Paychex clients utilized Taxpay®, the Company’s tax filing and payment feature. The Company’s Employee Pay Services were utilized by 57% of its clients. Major Market Services revenue increased 51% for both the fourth quarter and twelve-month periods to $20.3 million and $71.7 million, respectively. Human Resource and Benefits service revenue was $34.0 million, an increase of 27% over $26.8 million for the fourth quarter last year. For the twelve-month period, Human Resource and Benefits service revenue increased 25% to $121.9 million from $97.9 million for the prior year period. The increases are related primarily to growth in clients for Retirement Services and in client employees served by the Company’s comprehensive Paychex Administrative Services (PAS) and Professional Employer Organization (PEO) bundled services. Retirement Services revenue increased 31% and 30% in the fourth quarter and twelve-month periods to $15.2 million and $56.5 million, respectively.

INTEREST ON FUNDS HELD FOR CLIENTS
For the quarter ended May 31, 2002, interest on funds held for clients was $13.8 million, a 39% decrease from $22.7 million for the fourth quarter last year. For the twelve months ended May 31, 2002, interest on funds held for clients decreased 25% to $62.7 million from $83.3 million. The decreases are primarily the result of lower average interest rates earned in fiscal 2002 offset somewhat by higher average portfolio balances. For the quarter, net realized gains included in interest on funds held for clients decreased to $1.5 million compared with $2.5 million in the prior year fourth quarter. For the twelve-month period of fiscal 2002, net realized gains increased to $9.2 million compared with $5.7 million in the respective prior year period.

OPERATING INCOME
For the quarter ended May 31, 2002, operating income was $91.6 million, an increase of 5% over $87.6 million for the fourth quarter last year. For the twelve months ended May 31, 2002, operating income increased 8% to $363.7 million from $336.7 million in the prior year period. Combined operating and selling, general and administrative expenses increased 8% in the fourth quarter and 11% for the twelve-month period over the prior year periods. These increases reflect increases in personnel, information technology, and facility costs to support the growth of the Company.

INVESTMENT INCOME, NET
Investment income, net for the quarter ended May 31, 2002 decreased 16% to $7.2 million from $8.5 million in the fourth quarter of last year primarily due to lower average interest rates. Investment income, net for the twelve-month period increased 15% to $31.3 million from $27.3 million in the prior year period. The increase is due to net realized gains on the sale of available-for-sale securities and higher average daily invested balances offset by the impact of lower average interest rates in fiscal 2002. Net realized gains included in investment income were $1.5 million and $6.7 million for the fourth quarter and twelve-month periods of fiscal 2002 compared with net realized gains of $1.3 million and $1.7 million for the respective prior year periods.

INCOME TAXES
The income tax rate for the fourth quarter and twelve months ended May 31, 2002 was 30.5%, as compared to 29.5% and 30.0% for the same periods last year.

B. Thomas Golisano, Chairman, President and Chief Executive Officer of Paychex, said, “We are pleased to have completed our twelfth consecutive year of record total revenues and net income. These results were achieved despite a difficult economic and interest rate environment, as we remained focused on growing our client base, increasing utilization of ancillary services, and controlling expenses. On an encouraging note, while year-over-year checks per client continue to reflect declines, we are beginning to see indications of improving check conditions in our client base. We have based our fiscal 2003 expectations on current economic conditions remaining in place with no significant changes. Accordingly, we anticipate achieving record total revenues and net income in fiscal 2003, and estimate total revenue growth in the range of 8% to 10% with net income growth approximating or slightly less than total revenue growth.”

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain written and oral statements made by Paychex, Inc. (the “Company”) management may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “we look forward to,” “would equate to,” “projects,” “projected to be,” “anticipates,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue growth, earnings, earnings per share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to the following or those which are described in the Company’s SEC filings: general market and economic conditions, including demand for the Company’s products and services, availability of internal and external resources, executing expansion plans, competition, and price levels; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including 401(k) plans, workers’ compensation, state unemployment, and section 125 plans; delays in the development, timing of the introduction, and marketing of new products and services; changes in technology, including use of the Internet; the possibility of catastrophic events that could impact the Company’s operating facilities, computer systems, and communication systems; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; potential damage to the Company’s business reputation due to these and other operational risks; the possible inability of clients to meet payroll obligations; stock volatility; and changes in short- and long-term interest rates, changes in market value of available-for-sale securities, and the credit rating of cash, cash equivalents, and securities held in the Company’s investment portfolios, all of which could cause actual results to differ materially from anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. The Company assumes no obligation to update this document for new information subsequent to its issuance.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	For the three months ended		For the twelve months ended

	May 31,	May 31,	May 31,	May 31,
	2002	2001	2002	2001

Revenues:

Service revenues	$230,540	$205,955	$892,189	$786,521

Interest on funds held for clients	13,768	22,665	62,721	83,336

Total revenues	244,308	228,620	954,910	869,857

Operating costs	55,471	52,954	220,697	200,352

Selling, general and administrative expenses	97,205	88,097	370,519	332,803

Operating income	91,632	87,569	363,694	336,702

Investment income, net	7,170	8,546	31,315	27,279

Income before income taxes	98,802	96,115	395,009	363,981

Income taxes	30,135	28,354	120,478	109,112

Net income	$68,667	$67,761	$274,531	$254,869

Basic earnings per share	$.18	$.18	$.73	$.68

Diluted earnings per share	$.18	$.18	$.73	$.68

Weighted-average common shares outstanding	375,552	373,455	374,747	372,777

Weighted-average shares assuming dilution	378,527	377,397	378,002	377,510

Cash dividends per common share	$.11	$.09	$.42	$.33

(A)	Certain amounts for the three- and twelve-month periods ended May 31, 2001 have been reclassified to conform to the current year presentation. In addition, the Company has changed its segment reporting from two segments to one segment in fiscal 2002.

(B)	Further information on interest on funds held for clients and investment income can be found in the Company’s SEC filings, including recent Form 10-Qs and Form 8-Ks, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These SEC filings are accessible at the Company’s Web site.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2002	2001

ASSETS

Cash and cash equivalents	$61,897	$45,784

Corporate investments	663,316	568,217

Interest receivable	25,310	28,281

Accounts receivable, net	109,858	100,640

Prepaid expenses and other current assets	10,106	7,306

Current assets before funds held for clients	870,487	750,228

Funds held for clients	1,944,087	2,041,045

Total current assets	2,814,574	2,791,273

Property and equipment, net	121,566	96,078

Intangible assets, net	9,040	9,612

Deferred income taxes	—	1,361

Other assets	7,895	8,872

Total assets	$2,953,075	$2,907,196

LIABILITIES

Accounts payable	$14,104	$16,377

Accrued compensation and related items	46,819	57,418

Deferred revenue	4,137	4,421

Accrued income taxes	3,140	9,783

Deferred income taxes	9,503	4,996

Other current liabilities	14,810	19,282

Current liabilities before client fund deposits	92,513	112,277

Client fund deposits	1,930,893	2,031,565

Total current liabilities	2,023,406	2,143,842

Long-term liabilities	5,688	5,512

Total liabilities	2,029,094	2,149,354

STOCKHOLDERS’ EQUITY

Common stock, $.01 par value, 600,000 authorized shares Issued: 375,859 at May 31, 2002 and 373,647 at May 31, 2001	3,759	3,736

Additional paid-in capital	185,006	139,897

Retained earnings	718,192	601,142

Accumulated other comprehensive income	17,024	13,067

Total stockholders’ equity	923,981	757,842

Total liabilities and stockholders’ equity	$2,953,075	$2,907,196

(A)	The combined funds held for clients and corporate investment portfolio balances reflected unrealized gains of $26.7 million at May 31, 2002 compared with $20.5 million at May 31, 2001. The unrealized gain position of the Company’s investment portfolios was approximately $31.5 million at June 20, 2002. During fiscal 2002, the unrealized gain position ranged from approximately $7.5 million (during the fourth quarter) to $35.9 million (during the second quarter).